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                                 SERVICE AGREEMENT


     This SERVICE AGREEMENT is made this 1st day of November, 1994, by and between United Wisconsin Services, Inc., a Wisconsin corporation ("UWS"), and Community Health Systems, L.L.C., a Wisconsin limited liability company ("LLC").

                                      RECITALS
     1. UWS, Blue Cross & Blue Shield United of Wisconsin, a Wisconsin service insurance corporation ("Blue Cross") and HMO of Wisconsin Insurance Corporation, a Wisconsin health maintenance organization insurer ("HMOW") have entered into a cooperative arrangement in order to produce, market and administer managed care products which utilize a provider network (the "Joint Venture");

     2. Blue Cross owns more than 50% of the stock of UWS and on the date hereof, UWS has acquired all of the stock of HMO-W, Incorporated, a Wisconsin corporation ("HMO-W") which owns all of the stock of HMOW;

     3. LLC is a limited liability company whose members presently consist of health care providers who provide health care services to HMOW members;


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     4.   UWS and its affiliates desire to have the services and availability of services of LLC to facilitate the contracting of HMOW with health care providers and to allow UWS and its affiliates to provide services to HMOW members; and

     5. LLC desires to provide and make its services available as provided herein in order to benefit directly individual patients of its members, who are HMOW customers, through delivery of lower cost health services and to enhance the availability, quality and cost effective delivery of health services in member communities.

     In consideration of the premises and the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. SERVICES. During the Service Period, LLC will make its services available according to a schedule to be agreed upon by the parties: to advise and consult with UWS and its affiliates concerning access of said entities to health care providers in the network of the Joint Venture; to facilitate the contracting of HMOW with medical and non-medical personnel and hospitals (whether directly or through Community Physicians' Network, Inc. ("CPN"), a member of LLC) in order to allow UWS and its affiliates to provide services to HMOW members; and to provide expertise to the governing board of the Joint Venture and the Board of Directors of HMOW on the operations and maintenance of a rural health maintenance organization.

     2. DIRECTORS. LLC agrees to provide the following number of members of the governing board of the Joint Venture (as contemplated in the Acquisition Agreement) and Board of Directors of HMOW (which shall have such power and authority as set forth in the Acquisition Agreement and the HMOW Bylaws) and UWS agrees to cause such members to be elected or appointed to such governing board and to elect such members as directors to the Board of Directors of HMOW during the Service Period:


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          (a)  UWS and Blue Cross are negotiating with University Health Care,
Inc. ("UHC") and U-Care HMO, Inc. ("U-Care") to become a part of the Joint Venture. In the event UWS enters into the venture with UHC and U-Care, UWS agrees that the number of members of the governing board of the Joint Venture and number of directors of the HMOW Board of Directors shall each be eleven (11) and LLC shall provide four (4) members to the governing board of the Joint Venture and to the Board of Directors of HMOW.

          (b) In the event that UWS does not enter into the venture with UHC and U-Care, or the venture with UHC and U-Care terminates, UWS agrees that the number of members of the governing board of the Joint Venture and the number of directors of the HMOW Board of Directors shall be eight (8) and LLC shall provide four (4) members to the governing board of the Joint Venture and to the Board of Directors of HMOW.

     3. PAYMENTS TO LLC. In consideration of LLC's making its services available to UWS and its affiliates, UWS shall pay or cause to be paid to LLC the Annual Service Payment during the Service Period.

          (a)  ANNUAL SERVICE PAYMENT.

               (i) If UWS does not enter into the venture with UHC and U-Care, or such venture terminates, UWS shall pay or cause to be paid to LLC 50% of the sum of:

                    (A) the aggregate income (loss) before income taxes for the applicable accounting period (the "applicable period") of all health maintenance organization ("HMO") and point of service ("POS") plans offered by the Joint Venture, determined in accordance with generally accepted accounting principles, and


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                    (B)  the aggregate income (loss) before income taxes for the applicable period of all insured Preferred Provider Organization ("PPO") plans offered by the Joint Venture, which shall mean for each plan the (1) net earned premium, minus (2) the amount of incurred claims and administrative expenses, plus (3) net investment income earned.

               (ii) If UWS enters into the venture with UHC and U-Care, UWS shall pay or cause to be paid 30% of the aggregate income (loss) before income taxes for the applicable period of all PPO (calculated as provided in Section 3(a)(i)(B) above), HMO and POS plans offered by the Joint Venture, determined in accordance with generally accepted accounting principles.

               (iii) For purposes of the calculations required by Sections 3(a)(i) and 3(a)(ii) above:

                    (A) income does not include investment income attributable to funds of UWS not withdrawn from the Joint Venture or attributable to additional capital contributions from UWS or one of its affiliates to HMOW;

                    (B) the administrative expenses of each plan offered shall not exceed the actual costs incurred by the underwriter(s) of such plan;

                    (C) the amount of an aggregate loss for the applicable period shall carry over and reduce income from the plans offered by the Joint Venture in the successive applicable period(s) to the extent of such loss;

                    (D) no expense, loss or liability attributable to that approximate $4.4 million debt assumed and outstanding by U-Care to University of Wisconsin Hospital and Clinics referenced in Section 13.4 of the Amended and Restated Joint Venture Agreement by and among Blue Cross, UWS, UHC, U-Care and


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Health Professionals, Inc. and certain affiliated entities ("U-Care Joint
Venture Agreement") shall be taken into account; and



                    (E) Income (loss) shall be computed without regard to: (1) administrative service payments by UWS affiliates to UWS pursuant to any administrative service agreement between UWS and its affiliates in connection with the payments to: (I) LLC hereunder, (II) U-Care or any successor thereto under a License Agreement, dated as of November 1, 1994, between UWS and U-Care (the "License Agreement"), or (III) Health Professionals, Inc. ("HPI") under a service agreement dated as of November 1, 1994 between UWS and HPI; (2) any payment to HPI under its service agreement with UWS; (3) any payment to LLC hereunder; and (4) any payment to U-Care or any successor thereto under the License Agreement.

               (iv) The Annual Service Payment (and any amount payable to LLC under Section 3(e) hereof) shall be payable to LLC for making its services available hereunder regardless of the amount of services actually performed by LLC and the aggregate income before taxes (calculated pursuant to this Section
3) of the plans offered by the Joint Venture for the applicable period less the Annual Service Payment shall be the sole property of UWS and Blue Cross.

          (b) TIME OF PAYMENT. The Annual Service Payment shall first be paid to LLC for the period October 1, 1994 through December 31, 1995 within 15 days of notification of the amount thereof as provided in Section 3(d) but in any event not later than April 15, 1996. Commencing with calendar year 1996 and for each calendar year thereafter during the Service Period, the Annual Service Fee shall be paid to LLC for


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each calendar year within 15 days of notification of the amount thereof as provided in Section 3(d) but not later than April 15th of the succeeding calendar year.

          (c) APPLICABLE GEOGRAPHIC AREA. The term Applicable Geographic Area means the following Wisconsin counties: Adams, Columbia, Crawford, Dane, Fond du Lac, Grant, Green, Green Lake, Iowa, Juneau, Lafayette, Marquette, Monroe, Richland, Sauk, Vernon, Waushara and Winnebago. If UWS should enter into a joint venture with UHC and U-Care, Dodge County shall be included in the Applicable Geographic Area.

               (i) If UWS or Blue Cross enter into a new joint venture with another person covering the Wisconsin Counties of Winnebago, Fond du Lac, Waushara and Green Lake (the "Fox Valley Area"), UWS and Blue Cross may, within their sole discretion and without approval by the governing board of the Joint Venture, transfer HMO membership and provider relationships in the Fox Valley Area to such new joint venture and such Counties shall not be part of the Applicable Geographic Area. In the event of any such transfer, the governing board of the Joint Venture shall approve the amount of consideration to be paid by UWS to LLC therefor, if any. The amount of consideration, if any, to be paid by UWS shall be calculated to reflect any adverse impact to LLC as to the amount of the Annual Service Payment. If the governing board of the Joint Venture does not approve the amount of such consideration offered by UWS, then the amount of consideration to be paid by UWS to LLC shall be arbitrated as provided in
Section 15 below.

          (d) CALCULATION. The calculation of the Annual Service Payment shall be made by an independent accounting firm of recognized standing selected by the governing board of the Joint Venture. Such accounting firm shall make the calculation


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of the Annual Service Payment for each year not later than March 31 of the next succeeding year and shall promptly notify UWS and LLC in writing of such calculation and shall set forth in reasonable detail the basis therefor.

          (e) FINAL ACCOUNTING. Upon termination of the Service Period, a payment shall be calculated as set forth in Sections 3(a)(i) and 3(a)(ii), whichever is applicable, for the period October 1, 1994 through the date of such termination (the "Total Service Payment"). To the extent the Total Service Payment as so computed exceeds the sum of the Annual Service Payments previously received by LLC, such excess shall be paid to LLC within 60 days of the date of termination. To the extent the sum of the Annual Service Payments previously received by or due LLC exceed the Total Service Payment as so computed, LLC shall pay to UWS such excess less the amount of any Annual Service Payment due LLC (which shall be canceled) within 60 days of the date of termination, but not in an amount greater than the aggregate Annual Service Payments received by LLC hereunder.

     4. OPTION TO PURCHASE. UWS agrees that on the fifth (5th) anniversary and tenth (10th) anniversary of this Agreement, LLC shall have the option to purchase all of the stock of HMO-W, Incorporated, a Wisconsin corporation, subject to the terms and conditions contained in this Section 4. LLC may exercise this option by giving UWS written notice of the exercise at least 180 days before the fifth (5th) anniversary or tenth (10th) anniversary of this Agreement, as the case may be: provided if UHC has given notice of exercise of its option as set forth in Article 8 of the U-Care Joint Venture Agreement, then LLC may give such written notice of exercise no later than five (5) months prior to such anniversary dates. In addition, UWS agrees that LLC shall have the option to purchase all of the stock of HMO-W, Incorporated within 90 days after


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termination of the Service Period under Section 5(b)(ii).  Such option may be exercised by LLC by giving UWS written notice of exercise on or before the 90th day after such termination of the Service Period.

          (a) The price at which LLC may purchase all of the stock of HMO-W, Incorporated shall be the then current Net Worth of HMO-W, Incorporated as of the date of said purchase plus any amounts UWS paid to Community Physicians' Network, Inc. ("CPN"), pursuant to the Agreement of Merger and Joint Venture dated October 11, 1994, as amended, by and among UWS, Blue Cross, HMO-W, Incorporated, HMOW, and UWS Acquisition Corporation ("Acquisition Agreement"), that were not distributed as contract signing incentives to primary care physicians or used for the development, enhancement and maintenance of independent physician practices. The purchase price shall be paid in cash. Net Worth shall be determined by applying the same accounting principles as were applied in determining the price at which UWS acquired the stock of HMO-W, Incorporated pursuant to the Acquisition Agreement.

          (b) UWS agrees to maintain HMO-W, Incorporated as a direct or indirect wholly owned subsidiary and HMOW as a direct wholly owned subsidiary of HMO-W, Incorporated for so long as the options provided herein have not expired. In the event LLC exercises an option provided herein, the assets and business of HMOW shall include the remaining assets and business of HMOW which existed immediately prior to the date of this Agreement (including the groups and members which were then with HMOW) and subsequently acquired assets plus an equitable division of new business obtained by the Joint Venture, but shall not include other managed care business acquired by UWS with the Joint Venture or merged with the Joint Venture such as the U-Care business and its proportionate share of subsequent growth. Any


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tax liabilities resulting to HMOW and/or HMO-W, Incorporated as a result of transferring or adjusting the business and assets of HMOW to comply with the immediately preceding sentence shall be reimbursed to HMO-W, Incorporated by UWS in the event such liabilities were not reflected in the net worth of HMO-W, Incorporated for purposes of determining the purchase price in Section 4(a) above.

          (c) In the event LLC exercises the option to purchase the HMO-W, Incorporated stock, UWS shall make warranties and representations to LLC similar to those as made by HMO-W, Incorporated to UWS in the Acquisition Agreement.

     5.   SERVICE PERIOD; TERMINATION.

          (a) The initial Service Period shall commence on the date hereof and end on September 30, 2004, unless sooner terminated as provided in Section 5(b) hereof. If LLC does not exercise its options set forth in Section 4 hereof, the Service Period shall automatically renew for additional five (5) year terms unless written notice of termination is given by either party to the other at least 180 days prior to the end of the current or then current Service Period; provided that if any party to the U-Care Joint Venture Agreement has given notice of termination of the U-Care Joint Venture, then either party hereto may give written notice of termination to the other no later than five (5) months prior to the end of the current term.

          (b) (i) The Service Period will automatically terminate if LLC exercises the option to purchase provided in Section 4 hereof unless UWS and LLC otherwise agree.

               (ii) UWS may terminate the Service Period on September 30, 1999 by giving written notice to LLC that any one or more of the following events exists on said date:


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                    (A)  There exists an aggregate net loss for the period
October 1, 1994 through September 30, 1999 calculated and determined as provided in Sections 3(a)(i) or 3(a)(ii), whichever is applicable, by the accounting firm selected as provided in Section 3(d) hereof.

                    (B) UWS demonstrates to the governing board of the Joint Venture and the governing board agrees that there is a reasonable likelihood that an aggregate loss before income taxes will be incurred for the period October 1, 1999 through September 30, 2004, calculated and determined as provided in Sections 3(a)(i) or 3(a)(ii), whichever is applicable; provided that in the event the governing board prohibits UWS from exercising its termination rights hereunder said decision shall be subject to the provisions of Section 15 hereunder.

                    (C) HMOW fails to procure a provider agreement with CPN to serve as the central provider of professional medical services within the Applicable Geographic Area for the period January 1, 2000 through December 31, 2004, which agreement shall have such terms and conditions as are satisfactory to the governing board of the Joint Venture.

                    (D) UWS demonstrates to the governing board of the Joint Venture and the governing board agrees that HMOW shall have failed to procure service agreements with an adequate number of hospitals serving the Applicable Geographic Area, which agreements shall have terms and conditions as are satisfactory to the governing board of the Joint Venture; provided that in the event the governing board prohibits UWS from exercising its termination rights hereunder, said decision shall be subject to the provisions of Section 15 hereunder.


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     6.   INDEPENDENT CONTRACTOR.  LLC shall at all times be an independent contractor. LLC shall have no authority to bind UWS, Blue Cross or HMOW to any agreement, except to the extent such authority is expressly conferred upon it by UWS in writing (exclusive of this Agreement) and LLC will not take any action inconsistent with the provisions of this Section 6.

     7. ACQUISITION AGREEMENT. UWS agrees that it will not execute or permit HMO-W, Incorporated or HMOW to execute any amendment, addendum or any other instrument changing any of the terms of the Acquisition Agreement without the prior written consent of LLC.

     8. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and
(d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     9. NOTICE. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or if transmitted by facsimile, or if delivered by courier, as follows:

               If to UWS:


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               United Wisconsin Services, Inc.
               401 West Michigan Street
               Milwaukee, WI  53203
               Attention:  Michael Bernstein
               Facsimile:  1-414-226-6229

               If to LLC:
               Community Health Systems, L.L.C.
               c/o Rural Wisconsin Hospital Cooperative
               724 Water Street
               Sauk City, WI  53583
               Attention:  Tim Size
               Facsimile:  1-608-643-4936

     10. WAIVER. A waiver by a party of any breach by the other party of any provision of this Agreement shall not be deemed to be a waiver by such first party of any subsequent breach.

     11. ASSIGNMENT. This Agreement may not be assigned by UWS without the written consent of LLC, except that if UWS shall merge or consolidate with or into, or transfer substantially all of its business and assets to another corporation or other form of business or other entity, this Agreement may be assigned to such a successor and it shall be binding upon and inure to its benefit. LLC may not assign this Agreement or any interest herein.

     12. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and UWS's permitted successors and assigns.

     13. AMENDMENT. This Agreement may be amended only by a written instrument executed by the parties hereto or their respective successors or assigns, as applicable.


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     14.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

     15. ARBITRATION. If UWS and LLC are unable to resolve any dispute hereunder, such dispute may be submitted to arbitration in accordance herewith.

          A. Each side shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either side refuses or neglects to appoint an arbitrator within thirty (30) days of receipt of a written notice of demand for arbitration, the other side may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of insurance or reinsurance companies, managed care organizations, or Lloyd's of London Underwriters; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

          B. The arbitration hearings shall be held in Madison, Wisconsin, or such other place as may be mutually agreed. Each side shall submit its case to the arbitrators within thirty (30) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both sides. Such decision shall be a condition precedent to any right of legal action arising

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out of the arbitrated dispute which either side may have against the other.
Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

          C. Each side shall pay (i) the fees and expenses of its own arbitrator, (ii) one-half of the fees and expenses of the third arbitrator and
(iii) one-half of the other expenses that the parties jointly incur directly related to the arbitration proceeding. Other than as set forth above, each party shall bear its own costs in connection with any such arbitration including, without limitation, (i) all legal, accounting, and other professional fees and expenses and (ii) all other costs and expenses each party incurs to prepare for such arbitration.

          D. Except as provided above, arbitration shall be based, insofar as applicable, upon the Commercial Arbitration Rules of the American Arbitration Association.

          E. In the event there is an issue(s) concerning the amount of assets and business to be retained by HMOW under Section 4(b) hereof which involves persons in addition to UWS and LLC, which issue(s) are to be arbitrated, then such persons and UWS and LLC shall conduct a single arbitration proceeding.

     16. CONFIDENTIAL INFORMATION. The parties acknowledge that all information of a given party which has or will come into the possession of another party in connection with this Agreement is non-public, confidential or proprietary in nature. Each party agrees to hold such information in strictest confidence, not to make use thereof other than for the performance of this Agreement, and not to release or disclose it to any third party other than for the performance of this Agreement or as required by law. In the event that any party (the "Disclosing Party") is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any such information of

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another party, the Disclosing Party shall provide such other party with prompt notice of such request to enable such other party to seek an appropriate protective order. The Disclosing Party shall cooperate with such other party in connection with such matter.

     17.  HEADINGS.   The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender,
(b) words using the singular or plural number will also include the plural or singular number, respectively, (c) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement, and (d) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list.

     18.  COUNTERPARTS.   This Agreement may be executed simultaneously in any
number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                        United Wisconsin Services, Inc.


                                        By:
                                           -------------------------------
                                        Its:
                                             -----------------------------
                                        Attest:
                                               ---------------------------
                                        Its:
                                            ------------------------------

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                                        Community Health Systems, L.L.C.


                                        By:
                                           --------------------------------

                                                               , a Manager
                                           --------------------